UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2013

EMRISE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-10346	77-0226211
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2530 Meridian Parkway
Durham, North Carolina 27713

(Address of Principal Executive
Offices)

(408) 200-3040

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 12, 2013 (the “Effective Date”), EMRISE Corporation (the “Company”) entered into an Amended and Restated Executive Employment Agreement with Carmine T. Oliva (the “Oliva Employment Agreement”), pursuant to which Mr. Oliva shall continue to serve as the Company’s Chief Executive Officer and Chairman of the board of directors (the “Board”) of the Company. The initial term of the Oliva Employment Agreement is for a period of two (2) years, commencing on the Effective Date (the “Initial Term”), and shall automatically be renewable for successive terms of one (1) year each (each a “Renewal Term” and together with the Initial Term, the “Term”), unless the Board gives prior written notice of non-renewal no later than ninety (90) days prior to the expiration of the then current Term. The Oliva Employment Agreement may be terminated with or without cause, by the Company or by Mr. Oliva, subject to the rights and obligations contained therein.

During the Term, Mr. Oliva shall receive an annual base salary of $414,984 and such salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) based on Mr. Oliva’s performance and the Company’s other compensation policies. In addition, Mr. Oliva shall be eligible for an annual incentive bonus, payable in cash and/or equity, based on criteria determined by the Compensation Committee and shall receive benefits consistent with that of other executive officers of the Company.

The above description of the Oliva Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Oliva Employment Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K. Among other things, the Oliva Employment Agreement reflects the following significant changes: the reduction of the term for severance payments from three years to two years, the elimination of the tax gross-up on any severance payments and the addition of a “clawback” provision.

In addition, on the Effective Date, the Company entered into an Amended and Restated Executive Employment Agreement with Graham Jefferies (the “Jefferies Employment Agreement”), pursuant to which Mr. Jefferies shall continue to serve as the Company’s President and Chief Operating Officer. The employment relationship between the Company and Mr. Jefferies pursuant to the Jefferies Employment Agreement is not for any specific term but may be terminated with or without cause, by the Company or by Mr. Jefferies, subject to the rights and obligations contained therein.

As compensation for Mr. Jefferies’ services to the Company, the Company, through its wholly-owned subsidiary, Emrise Electronics, Ltd., shall pay Mr. Jefferies an annual base salary of £180,000 (approximately US$288,000) and such salary shall be reviewed annually by the Compensation Committee based on the review and recommendation of the Company’s Chief Executive Officer and the Company’s other compensation policies. In addition, Mr. Jefferies is eligible for an annual incentive bonus, payable in cash and/or equity, based on the review of the Company’s Chief Executive Officer and in accordance with the Company’s established bonus plan and shall receive benefits consistent with that of other executive officers of the Company.

The above description of the Jefferies Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Jefferies Employment Agreement, which is attached hereto as Exhibit 10.2 to this Current Report on Form 8-K. Among other things, the Jefferies Employment Agreement reflects the following significant changes: the elimination of the tax gross-up related to severance payments and the addition of a “clawback” provision.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Executive Employment Agreement dated as of December 12, 2013, by and between Carmine T. Oliva and EMRISE Corporation*

10.2	Amended and Restated Executive Employment Agreement dated as of December 12, 2013, by and between Graham Jefferies and EMRISE Corporation*

*Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMRISE CORPORATION

Date: December 17, 2013	By:	/s/ Carmine T. Oliva
Carmine T. Oliva
Chief Executive Officer